SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Information Statement   [ ] Confidential, for use of the
                                            Commission only (as permitted
[X] Definitive Information Statement        by Rule 14c-5(d)(2))

                           CAPITAL TITLE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
     (3)  Filing party:

         -----------------------------------------------------------------------
     (4) Date filed:

         -----------------------------------------------------------------------

                            CAPITAL TITLE GROUP, INC.
                     14555 North Scottsdale Road, Suite 320
                            Scottsdale Arizona 85254

                       ----------------------------------
                        NOTICE AND INFORMATION STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998
                       ----------------------------------

To Our Stockholders:

         The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Title Group, Inc. (the "Company") will be held at 2:00 p.m., M.S.T., on Friday, May 15, 1998, at the offices of Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004, for the following purposes:

     1.   To elect three directors to serve for three-year terms;

     2. To ratify the selection of Ernst & Young, LLP as independent auditors for the Company for the fiscal year ending December 31, 1998;

     3. To approve an increase in the number of shares of Common Stock authorized for issuance under the Company's 1996 Stock Option Plan to 2,400,000;

     4. To approve an increase in the number of shares of Common Stock authorized for issuance under the Company's Non-Employee Directors Stock Option Plan to 370,000; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof. Management is presently aware of no other business to come before the meeting.

         The Board of Directors has fixed the close of business on Tuesday, March 10, 1998 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof (the "Record Date"). Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. Management is not soliciting proxies in connection with the Annual Meeting, and Stockholders are requested not to send proxies to the Company. Your attention is directed to the attached Information Statement.

         The Company's management cordially invites you to attend the Annual Meeting.

                                        By Order of the Board of Directors


                                        Donald R. Head
                                        Chairman of the Board

Phoenix, Arizona
April 17, 1998

                            CAPITAL TITLE GROUP, INC.
                     14555 North Scottsdale Road, Suite 320
                            Scottsdale, Arizona 85254

                              ---------------------
                              INFORMATION STATEMENT
                              ---------------------


         This Information Statement is being furnished to the Stockholders of Capital Title Group, Inc., a Delaware corporation (the "Company"), in connection with the 1998 Annual Meeting of the Stockholders of the Company to be held on May 15, 1998, at 2:00 p.m., M.S.T., at the offices of Squire, Sanders & Dempsey L.L.P., 40 North Central Ave., Suite 2700, Phoenix, Arizona 85004 (the "Annual Meeting") and any adjournments or postponements thereof. A copy of the Notice of the Meeting accompanies this Information Statement. It is anticipated that the mailing of this Information Statement will commence on April 17, 1998.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

         Only stockholders of record at the close of business on March 10, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. On the Record Date, 11,989,029 shares of the Company's common stock, $.001 par value (the "Common Stock"), were issued and outstanding. Each holder of Common Stock is entitled to one vote, exercisable in person or by valid proxy, for each share of the Company's Common Stock held of record on the Record Date. The holders of a majority of the shares of the capital stock of the Company issued and outstanding, and entitled to vote at the Annual Meeting, present in person, shall constitute a quorum for the transaction of business.

         THE ELECTION OF DIRECTOR NOMINEES FOR WHICH STOCKHOLDER APPROVAL IS BEING SOUGHT CANNOT BE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF HOLDERS OF A PLURALITY OF THE OUTSTANDING SHARES OF CAPITAL STOCK ENTITLED TO VOTE AND PRESENT IN PERSON AT THE ANNUAL MEETING, PROVIDED THAT THE NUMBER OF SHARES PRESENT IN PERSON CONSTITUTES A QUORUM.

         THE OTHER MATTERS FOR WHICH STOCKHOLDER APPROVAL IS BEING SOUGHT CANNOT BE APPROVED WITHOUT THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF CAPITAL STOCK ENTITLED TO VOTE AND PRESENT IN PERSON AT THE ANNUAL MEETING, PROVIDED THAT THE NUMBER OF SHARES PRESENT IN PERSON CONSTITUTES A QUORUM.

         Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum. In order to vote their shares in person at the meeting, stockholders who own their shares in "street name" must obtain a special proxy card from their broker.

         The Board of Directors does not know of any matters other than (i) the election of three (3) members of the Company's Board of Directors, (ii) ratification of the appointment of Ernst & Young, LLP as the independent auditors for the Company for the fiscal year ending December 31, 1998, (iii) the approval of the increase in the number of shares of Common Stock authorized for issuance under the Company's 1996 Stock Option Plan to 2,400,000, and (iv) approval of the increase in the number of shares of Common Stock authorized for issuance under the Company's Non-Employee Directors Stock Option Plan to
370,000, that are expected to be presented for consideration at the Annual Meeting.

INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES

         The names, ages, and certain information concerning the Company's current directors, executive officers and certain significant employees are set forth below.

  NAME                     AGE                   POSITION
  ----                     ---                   --------
Donald R. Head             59    Chairman of the Board; Chief Executive Officer
Andrew A. Johns            60    President; Director
Mark C. Walker             37    Vice President; Chief Financial Officer
Milton M. Ferrantelli      49    Senior Vice President
James A. Clifford          37    Vice President
James P. Stamas            37    Vice President
Nick Velimirovich          47    Vice President
Michael J. Benjamin        36    Vice President; Controller
Deborah L. Campbell        40    Treasurer
Kimberly Sue DeJong        29    Secretary
Jeffrey P. Anderson        47    Director
David Dewar                35    Director
Michael D. Ferry           52    Director
Theo F. Lamb               55    Director
Robert B. Liverant         68    Director
Stephen A McConnell        45    Director

         DONALD R. HEAD is a co-founder of the Company's wholly-owned operating subsidiary, Capital Title Agency, Inc. ("Capital Title") and has served as its Chairman of the Board since its inception in 1981. Mr. Head is also the Chairman of the Board and Chief Executive Officer of the Company. He was a co-founder of the Prescott Mining Company Restaurant, and developed the Prescott Air Park, a 35,000 square foot industrial and office park, the Plaza West Commerce Centre, a five acre office park and a 112 unit townhouse complex all in Prescott, Arizona. Mr. Head co-founded Centurian Development and Investments, Inc., a custom designer and builder of residential homes, and is also a partner in America West Capital One LLC, a residential real estate developer in Yavapai County, Arizona. Mr. Head has previously served as a board member for both U.S. and Canadian public companies. He graduated from Arizona State University with a BA in Business and holds a law degree from the University of Arizona.

         ANDREW A. JOHNS joined Capital Title in April 1996 as Vice President in charge of Special Projects and shortly thereafter was named President. Mr. Johns has been a Director of Capital Title since March 1996 and a Director of the Company since May 1996. He is also the President of the Company. Mr. Johns has more than 28 years of experience in the title insurance industry. From 1994 to

1996, Mr. Johns was Executive Vice President of Nations Title Insurance of Arizona, Inc. Prior thereto, Mr. Johns served in a senior management position with United Title Company. Prior to his employment with United Title Company, Mr. Johns was employed by Stewart Title of California for nine years, holding several executive positions including President. He began his career with First American Title Insurance Company in California. Mr. Johns is a graduate of Compton College.

         MARK C. WALKER has served as Vice President and Chief Financial Officer of the Company since March 1998. Prior thereto, Mr. Walker had served as Vice President and Chief Financial Officer of Main Street and Main Incorporated, a publicly traded company, since February 1993. From July 1988 to February 1993, Mr. Walker was Controller of the OEM Division of Executone Information Systems, Inc. He is a graduate of the University of Northern Iowa and is a Certified Public Accountant.

         MILTON M. FERRANTELLI joined Capital Title in November 1997 as a Vice President and as Assistant to the Chairman of Capital Title's Maricopa County, Arizona operations. In February 1998, Mr. Ferrantelli was appointed Senior Vice President of the Company and President of the Company's Arizona title and escrow operations. Prior to joining the Company, Mr. Ferrantelli purchased United Title Insurance Agency in 1986 with two active partners and served as its President and Chief Executive Officer, prior to its acquisition by Norwest Financial in 1994. Mr. Ferrantelli has over twenty years of experience in the title and escrow industry in the Arizona marketplace. He holds a BA from Arizona State University and has completed post-graduate work.

         JAMES A. CLIFFORD joined Capital Title in July 1996 as a Vice President and was named Vice President of the Company in June 1996. Mr. Clifford also serves as the President of Capital Title's Maricopa County, Arizona operations. Prior to joining the Company, Mr. Clifford was employed by United Title Agency, Inc. for more than 17 years, where he most recently served as Chief Operating Officer.

         JAMES P. STAMAS joined the Company in July 1996 as Vice President and also serves as the Executive Vice President - Legal of Capital Title. Prior to joining the Company, Mr. Stamas was Senior Vice President/General Counsel for United Title Agency of Arizona, Inc. Mr. Stamas has over nine years of experience in the industry. He is also an active member of the Land Title Association of Arizona, its Legislative Committee and California Trustee's Association.

         NICK VELIMIROVICH joined Capital Title in July 1996 and was named a Vice President of the Company in June 1996. Mr. Velimirovich also serves as the Chief Executive Officer of Capital Title's Maricopa County, Arizona operations. Prior to joining the Company, Mr. Velimirovich was employed by United Title Agency, Inc. for more than 23 years, where he most recently served as Arizona District Manager.

         MICHAEL J. BENJAMIN joined Capital Title in November 1996 as a Vice President and serves as the Corporate Controller. Prior to joining the Company, Mr. Benjamin was employed by Semple & Cooper, PLC. Mr. Benjamin was an Audit Manager with Semple & Cooper, PLC from 1995 to 1996. He is a graduate of Florida Atlantic University with a BA in Accounting and is a Certified Public Accountant.

         DEBORAH L. CAMPBELL is a Vice President of Capital Title. Ms. Campbell has been employed by Capital Title for more than 13 years and has held various positions, including serving as a trust officer and overseeing all compliance regulations. Ms. Campbell is also the Company's Treasurer. Ms. Campbell is an active member of the Arizona Trustee Association and Land Title Association of Arizona.

         KIMBERLY SUE DEJONG is the Secretary and Accounting Manager of the Company and is responsible for the accounting services, including escrow accounting, of Capital Title. Ms. DeJong joined Capital Title in 1992 and, prior thereto, was employed by Lifeline Ambulance.

         JEFFREY P. ANDERSON has been a Director of the Company since December 1997. Mr. Anderson originally joined the Board of Directors in September 1996. In June 1997, Mr. Anderson resigned from the Board due to other commitments. He subsequently rejoined the Board in December 1997. From 1992 until 1996, Mr. Anderson was Executive Vice President, Southwest Region, for First Interstate Bank in Phoenix, Arizona. He also served concurrently as Chairman of the Board of First Interstate Bank of Colorado. From 1986 until 1992, Mr. Anderson was employed by Security Pacific Corporation, serving for various periods as Senior Vice President or Managing Director in the Energy/Utilities Group, Corporate Finance and Banking Department and Special Industries Department. Mr. Anderson holds a BS degree in Finance and Management from the University of Southern California and an MBA from California State University, Long Beach.

         DAVID DEWAR has been a Director of Capital Title Group since August 1997. Mr. Dewar is the President and Chief Executive Officer of Magellan
Corporations, a fully integrated real estate organization that provides comprehensive investment management services. Mr. Dewar is a graduate of Ryerson University in Toronto, Canada, where he received a Bachelor of Technology degree in Architecture and Project Management and a diploma in Economics.

         MICHAEL D. FERRY has been a Director of the Company since March 1998. Mr. Ferry is currently Chairman of the Board of The Mike Ferry Organization, Inc., which provides the real estate community throughout the United States and Canada with seminars and workshops designed to promote better sales techniques. Prior to forming his own organization, Mr. Ferry was the National Training Director at Nightingale-Conant and Vice President of Marketing at First American Title Insurance Company. Mr. Ferry attended San Jose State College.

         THEO F. LAMB is a co-founder of Capital Title and has served as a Director of Capital Title since its inception in 1981. Mr. Lamb has been a Director of the Company since May 1996. He is the owner of Lamb Chevrolet, Inc. in Prescott, Arizona, a retail car dealership for Cadillac, Oldsmobile, Chevrolet, Subaru and Nissan automobiles. He has served as a member of the Chevrolet and Subaru National Dealer Counsels and was elected to the Regional Dealer Counsels for Oldsmobile and Cadillac. He was the managing partner in several land and commercial property developments in the Prescott area. Mr. Lamb is a graduate of Southern Methodist University holding a BS degree in Business.

         ROBERT B. LIVERANT has been a Director of the Company since May 1996. Mr. Liverant is a retired Chartered Accountant who was a Senior Partner in the Firm of Liverant Yip and Co. in British Columbia for 20 years, specializing in audits of public companies. Mr. Liverant was also a partner in the firm of Smythe Ratcliffe and Associates and a member of the firm of Pannell Kerr

Forester, an international accounting firm. Mr. Liverant has several real estate investments, including holdings in Saturna Beach Estates LTD, an 80-acre recreation and vineyard development in British Columbia, for which he also serves as a director. He has served as a director of more than 15 Canadian public companies. Mr. Liverant holds a BA degree with an economics major from the University of British Columbia. He now resides in Cave Creek, Arizona.

         STEPHEN A MCCONNELL has been a Director of the Company since September 1996. He is the President of Solano Ventures, a firm involved in private capital investments. He has served, between 1991 and 1997, as Chairman of the Board and majority stockholder in Mallco Lumber & Building Materials, Inc., a wholesale distributor of construction lumber and doors. From 1991 to 1995, Mr. McConnell was President of Belt Perry Associates, Inc., a property tax appeal firm. He was President and Chief Executive Officer of N-W Group, Inc., a publicly held corporation, from 1985 through 1991. Mr. McConnell presently serves on the boards of Pilgrim America Group, Vodavi Technologies, Inc. and Unitech Industries. Mr. McConnell hold a BA from Harvard College and an MBA from Harvard Business School.

         There are no family relationships among any of the Directors.

MEETINGS OF THE BOARD OF DIRECTORS. During the year ended December 31, 1997, the Board of Directors of the Company met on five (5) occasions. Each of the Directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by such committees of the Board on which he served.

AUDIT COMMITTEE. The Audit Committee, which was formed on December 11, 1996, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal controls and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee also reviews proposals for major transactions. The Audit Committee held two (2) meetings in 1997.

COMPENSATION COMMITTEE. The Compensation Committee, which was formed on April 8, 1997, reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors. The Compensation Committee held no meetings during 1997.

OTHER COMMITTEES. The Company's Board of Directors does not maintain a standing nominating committee or other committees performing similar functions.

                             EXECUTIVE COMPENSATION

         The following table summarizes all compensation paid to the Company's Chief Executive Officer and the Company's other most highly compensated executive officers (the "Named Executive Officers") who received salary and bonus in excess of $100,000 for services rendered to the Company during the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation
                                 ---------------------------- Restricted Securities
    Name And                                     Other Annual   Stock    Underlying  LTIP    All Other
Principal Position        Year    Salary  Bonus  Compensation  Award(s)  Option(s)  Payouts Compensation
------------------        ----    ------  -----  ------------  --------  ---------  ------- ------------
Donald R. Head,           1997   $121,240  $ 0      $ 0          $ 0         0        $ 0       $ 0
Chairman of the Board     1996   $ 64,000  $ 0      $ 0          $ 0         0        $ 0       $ 0
and Chief Executive       1995   $ 48,000  $ 0      $ 0          $ 0         0        $ 0       $ 0
Officer

Nick Velimirovich, Vice   1997   $120,000  $ 0      $ 0          $ 0         0        $ 0       $ 0
President

James A. Clifford, Vice   1997   $120,000  $ 0      $ 0          $ 0         0        $ 0       $ 0
President

         The following table sets forth information concerning individual grants of stock options made to the Named Executive Officers during the last fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Percent of
                               Total Options
                                Granted to
                    Options    Employees in   Exercise Price
Name               Granted (#)  Fiscal Year       ($/Sh)      Expiration Date
----               -----------  -----------       ------      ---------------
Donald R. Head         0            0             $0.00             N/A
Nick Velimirovich      0            0             $0.00             N/A
James A. Clifford      0            0             $0.00             N/A

         The following table sets forth certain information concerning each exercise of stock options during the year ended December 31, 1997 by the Named Executive Officers and the aggregated fiscal yearend value of the unexercised options of such Named Executive Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUE AS OF DECEMBER 31, 1997

                                                                              Value Of Unexercised
                     Shares        Value     Number Of Unexercised Options    In-the-Money Options
                    Acquired   Realized Upon    at Fiscal Year End (#)      at Fiscal Year End ($)(1)
   Name           on Exercise   Exercise ($)  Exercisable   Unexercisable   Exercisable  Unexercisable
   ----           -----------  -------------  -----------   -------------   -----------  -------------
Donald R. Head         0            0             0          150,000            0          $ 84,375
Nick Velimirovich      0            0             0          200,000            0          $112,500
James A. Clifford      0            0             0          200,000            0          $112,500

(1) Based on the bid price of the Common Stock of $1.56 per share as reported on the OTC Bulletin Board on December 31, 1997.

STOCK OPTION PLANS

1996 STOCK OPTION PLAN

         The Company's 1996 Stock Option Plan (the "1996 Plan") currently authorizes the Board to grant options to employees of the Company to purchase up to an aggregate of 1,300,000 shares of Common Stock. As described elsewhere in this Information Statement, the Company has proposed an amendment to the 1996 Plan to increase the number of shares issuable under such plan to 2,400,000. Officers and other employees of the Company who, in the opinion of the Board of Directors, are responsible for the continued growth and development and the financial success of the Company are eligible to be granted options under the 1996 Plan. Options may be non-qualified options, incentive stock options, or any combination of the foregoing. In general, options granted under the 1996 Plan are not transferable and expire five years after the date of grant. The per share exercise price of an incentive stock option granted under the 1996 Plan may not be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted to persons who have voting control over 10% or more of the Company's capital stock are granted with an exercise price of at least 110% of the fair market value of the underlying shares on the date of grant. No option may be granted after May 23, 2006.

         The 1996 Plan provides the Board of Directors with the discretion to determine when options granted thereunder will become exercisable. Unless otherwise provided, 50% of the options granted may be exercised after two years from the date of grant and the remaining 50% of the options may be exercised after three years from the date of grant at any time prior to expiration, so long as the optionee remains employed by the Company. No option granted under the 1996 Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.

         As of April 1, 1998, the Board has authorized the grant under the 1996 Plan of options to purchase 2,043,150 shares of Common Stock, with exercise prices ranging from $1.00 to $2.50 per share.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

         The Company also has a Non-Employee Directors Stock Option Plan (the "Directors Plan"), under which only non-employee directors are eligible to receive options. Options to purchase up to 200,000 shares are authorized for issuance under the Directors Plan. As described elsewhere in this Information Statement, the Company has proposed an amendment to the Directors Plan to increase the number of shares issuable under such plan to 370,000. As of April 1, 1998, options to purchase 190,000 shares of Common Stock have been granted under the Directors Plan at exercise prices ranging from $1.00 to $2.00 per share. All options granted under the Directors Plan will be subject to the same vesting schedule applicable to options granted under the 1996 Plan. All options granted or to be granted under the Directors Plan are non-qualified stock options.

         Each non-employee director who joins the Board of Directors will receive options to acquire 15,000 shares of the Company's Common Stock. In addition to the foregoing option grants, each year, every non-employee director automatically receives options to acquire 10,000 shares of the Company's Common Stock on the third business day following the date the Company publicly announces its annual financial results; provided that such director has attended at least 75% of the meetings of the Board of Directors and of the Board

Committees of which such director is a member in the preceding fiscal year. The exercise price of all options granted under the Directors Plan is the fair market value of the Company's Common Stock on the date of grant.

         No option granted under the Directors Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.

COMPENSATION OF DIRECTORS

         During the fiscal year ended December 31, 1997, no cash compensation was paid to directors for services rendered in such capacity, although non-employee directors are entitled to receive regular stock option grants under the Directors Plan and to receive reimbursement for reasonable expenses incurred in attending board meetings. Effective as of March 1998, non-employee directors will also receive a fee of $500 per month.

EMPLOYMENT AGREEMENTS

         DONALD R. HEAD. On June 1, 1996, Donald R. Head entered into an Employment Agreement with the Company, which provides for his services as Chairman of the Board and Chief Executive Officer (as subsequently amended and in effect on the date hereof, the "Head Agreement"). The Head Agreement currently expires on May 31, 2003 and is subject to automatic renewal for additional one-year terms on the current expiration date and on each renewal date thereafter unless notice of termination is provided to Mr. Head sixty days prior to the expiration date or unless Mr. Head provides written notice of resignation to the Board sixty days prior to the expiration date. The Head
Agreement may be terminated by the Company for cause, including upon (i) conviction of a willful or intentional crime, (ii) absence from work for more than 180 consecutive days and (iii) the material failure by Mr. Head to perform his duties.

         The Head Agreement currently provides for annual base salary of $200,000, plus an annual bonus equal to 4% of the Company's audited pretax net profits on all Company operations and reflecting certain adjustments, calculated according to generally accepted accounting principles applicable to title insurance agencies consistently applied but without giving effect to certain employee bonus payments; provided, that the bonus amount shall not exceed 200% of base salary as in effect on the date hereof. Such bonus shall be determined and paid within three months following the end of each fiscal year. In addition, the Head Agreement provides for a car allowance of $800 per month.

         The Head Agreement provides that if Mr. Head's employment is terminated without cause and for reasons other than death or disability or if Mr. Head resigns for any reason during a two-year period following a Change-in-Control (as defined in the Head Agreement) of the Company, the Company will pay Mr. Head severance compensation in an amount equal to 300% of his annual base salary at such time.

         ANDREW A. JOHNS. On June 1, 1996, Andrew A. Johns entered into an Employment Agreement with the Company, which provides for his services as President (as subsequently amended and in effect on the date hereof, the "Johns Agreement"). The Johns Agreement currently expires on May 31, 2003 and is subject to automatic renewal for additional one-year terms on the current expiration date and on each renewal date thereafter unless notice of termination is provided to Mr. Johns sixty days prior to the expiration date or unless Mr. Johns provides written notice of resignation to the Board sixty days prior to the expiration date. The Johns Agreement may be terminated by the Company for cause, including upon (i) conviction of a willful or intentional crime, (ii) absence from work for more than 180 consecutive days and (iii) the material failure by Mr. Johns to perform his duties.

         The Johns Agreement currently provides for annual base salary of $135,000, plus an annual bonus equal to 2% of the Company's audited pretax net profits on all Company operations and reflecting certain adjustments, calculated according to generally accepted accounting principles applicable to title insurance agencies consistently applied but without giving effect to certain employee bonus payments; provided, that the bonus amount shall not exceed 200% of base salary as in effect on the date hereof. Such bonus shall be determined and paid within three months following the end of each fiscal year. In addition, the Johns Agreement provides for a car allowance of $800 per month.

         The Johns Agreement provides that if Mr. Johns' employment is terminated without cause and for reasons other than death or disability or if Mr. Johns resigns for any reason during a two-year period following a Change-in-Control (as defined in the Johns Agreement) of the Company, the Company will pay Mr. Johns severance compensation in an amount equal to 300% of his annual base salary at such time.

         MARK C. WALKER. On March 7, 1998, Mark C. Walker entered into an Employment Agreement (the "Walker Agreement") with the Company, which provides for his services as Vice President and Chief Financial Officer. The term of the Walker Agreement is three (3) years, and compensation thereunder is $100,000 per year.

         MILTON M. FERRANTELLI. On June 17, 1997, Milton M. Ferrantelli entered into an Employment Agreement (the "Ferrantelli Agreement") with the Company. The Ferrantelli Agreement was based on certain conditions which were met on November 10, 1997, the effective date of the Ferrantelli Agreement, which provides for his services as Assistant to the Chairman of Capital Title Agency's Maricopa County operations. The term of the Ferrantelli Agreement is three (3) years, and compensation thereunder is $132,000 per year plus additional compensation equal to (i) three and one-third percent (3 1/3%) of the Company's pretax income on operations in Maricopa County, Arizona, plus (ii) five percent (5%) of Company's pretax income on operations in each other Arizona county (not to exceed $10,000 for any such other county).

         JAMES A. CLIFFORD. On May 17, 1996, James A. Clifford entered into an Employment Agreement (the "Clifford Agreement") with the Company. The Clifford Agreement was based on certain conditions which were met on July 1, 1996, the effective date of the Clifford Agreement, which provides for his services as President of Capital Title Agency's Maricopa County operations. The current expiration date of the Clifford Agreement is June 30, 2000. The Clifford Agreement currently provides for compensation of $120,000 per year plus additional compensation equal to three and one-third percent (3 1/3%) of the Company's pretax income on operations in Maricopa County.

         JAMES P. STAMAS. On July 22, 1996, James P. Stamas entered into an Employment Agreement (the "Stamas Agreement") with the Company, which provides for his services as Executive Vice President/General Counsel for general business operations for Maricopa County. The term of the Stamas Agreement is three (3) years, and compensation thereunder is $75,000 per year.

         NICK VELIMIROVICH. On May 17, 1996, Nick Velimirovich entered into an Employment Agreement (the "Velimirovich Agreement") with the Company. The Velimirovich Agreement was based on certain conditions which were met on July 1, 1996, the effective date of the Velimirovich Agreement, which provides for his services as Chief Executive Officer of Capital Title Agency's Maricopa County operations. The current expiration date of the Velimirovich Agreement is June 30, 2000. The Velimirovich Agreement provides for compensation of $120,000 per year plus additional compensation equal to three and one-third percent (3 1/3%) of the Company's pretax income on operations in Maricopa County.

               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE BY REFERENCE THIS
INFORMATION STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION PHILOSOPHY

         Decisions on compensation of the Company's executive officers are made by the Board of Directors. In April 1997, the Board of Directors formed a Compensation Committee; however, the Compensation Committee held no meetings prior to December 31, 1997. Accordingly, through the end of 1997 the Board of Directors remained responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. In general, the compensation policies and practices of the Board of Directors are based upon the following subjective principles:

       - Compensation programs should reflect and promote the Company's goals and reward individuals for contributions to the Company's success in achieving its goals.

       - Compensation should be related to the value created for the Company's stockholders.

       - Compensation programs should integrate both the long- and short-term strategies of the Company.

       - Compensation programs should provide incentive for excellence in individual performance and promote teamwork among the Company's management.

       - Compensation programs should be designed to attract and retain executives critical to the success of the Company.

       - Stock ownership by management and stock-based compensation plans are beneficial in aligning management's and the stockholders' interest in the enhancement of stockholder value.

         Total compensation for each member of senior management is set at levels which the Board of Directors believes are competitive in relation to companies of similar type and size; however, no independent investigation of such levels has been conducted by the Board of Directors. The components of executive compensation include base salary, equity participation in the Company in the form of options to purchase common stock, and a bonus program. Compensation for executive officers of the Company is usually set by the Board of Directors prior to the beginning of each fiscal year. Due to the level of compensation received by the executive officers of the Company, the Board of Directors has not yet deemed it necessary to adopt a policy regarding the one million dollar cap on deductibility of certain executive compensation under
Section 162(m) of the Internal Revenue Code.

BASE SALARY

         The Board of Directors establishes base salaries for the Company's executive officers at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. In this regard, the Board considers the compensation practices and corporate financial performance of similarly situated companies. In evaluating base salary levels, the Board of Directors takes into account a number of factors, including (but not limited to) management's efforts to improve levels of sales and profitability and to expand the Company's markets. The Board also takes into account management's consistent commitment to the long-term success of the Company through the development of new operations and through implementing strategic business acquisition opportunities.

         Based upon its evaluation of these factors, the Board of Directors believes that senior management is dedicated to achieving long-term financial improvements, and that the compensation policies, plans and programs administered by the Board contribute to management's commitment. The Board of Directors attempts to assimilate all of the foregoing factors when it renders its compensation decisions; however, the Board recognizes that its decisions are primarily subjective in nature due to the subjective nature of the criteria. The Board of Directors does not assign any specified weight to the criteria it considers.

         Base salary recommendations are fixed at levels which the Board believes is paid to management with comparable qualifications, experience and responsibilities at other corporations of similar size engaged in businesses similar to that of Company; however, the Board of Directors has conducted no formal investigation of compensation level at other companies.

STOCK OPTIONS

         The Board of Directors administers the Company's 1996 Stock Option Plan (the "1996 Plan") and determines those employees of the Company who are eligible to participate in the 1996 Plan. The exercise price of options granted under the 1996 Plan is never less than the fair market value of the Company's Common Stock on the day of grant. The number of options granted by the Board of Directors under the 1996 Plan are based upon the Board's evaluation of the same factors described above under "Base Salary." The Board of Directors also takes into account the relative scope of accountability and the anticipated performance requirements and contributions of each participating employee, as well as each participating employee's current equity participation in the Company. In addition, the Board seeks the recommendation of senior management with respect to options granted to all participating employees, including the Chief Executive

Officer and other senior management. During the fiscal year ending December 31, 1997, options to purchase up to 552,850 shares of common stock pursuant to the 1996 Plan were granted to various officers and employees of the Company and its subsidiaries.

BONUS COMPENSATION

         Certain officers have employment agreements with the Company that provide for the payment of bonus compensation in amounts determined based on Company profitability. The Board of Directors also makes discretionary bonus payments to officers and employees. Determinations of the Board of Directors with regard to the award of discretionary bonus compensation are generally based upon the Board's evaluation of the same factors described above under "Base Salary" and other subjective criteria.

CHIEF EXECUTIVE OFFICER

         Mr. Head has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. As Chief Executive Officer, Mr. Head receives a base salary and is eligible to receive stock options under the 1996 Plan and is eligible to receive bonus compensation pursuant to a formula set forth in the Head Agreement described above. The Board's evaluation process with respect to the Chief Executive Officer's compensation is comprised of the same components that are utilized by the Board in evaluating the compensation of other members of senior management.

                               Submitted by the Capital Title
                               Group, Inc. Board of Directors

                               Donald R. Head
                               Andrew A. Johns
                               Jeffrey P. Anderson
                               David Dewar
                               Michael D. Ferry
                               Theo F. Lamb
                               Robert B. Liverant
                               Stephen A McConnell

                             STOCK PRICE PERFORMANCE

         Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and a peer group of companies engaged in the title insurance industry (SIC codes 6360 - 6369) for the period from May 15, 1997 through December 31, 1997 (including the reinvestment of dividends, if any). The following graph assumes a $100 investment on May 15, 1997. Price data for the Company's Common Stock is based on the closing bid price for the relevant measurement dates as reported by the OTC Bulletin Board (which quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not reflect actual transactions). The performance graph below shall not be deemed incorporated by reference by any general statement incorporating this Information Statement by reference into any filing under, and shall not otherwise be deemed filed under, either the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

                            CUMULATIVE TOTAL RETURN

                                                    5/15/97      12/31/97
                                                    -------      --------
Capital Title Group, Inc.                            $100           $ 52
Nasdaq Stock Market - U.S. Companies                 $100           $118
Peer Group: SIC Codes 6360-6369 (Title Insurance     $100           $161

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of March 10, 1998, the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each Director, (iii) each Named Executive Officer and (iv) all Directors and executive officers of the Company as a group.


                                    Number of Shares         Percent of
Name and Address (1)               Beneficially Held (2)     Ownership
--------------------               ---------------------     ---------
Donald R. Head (3)                      2,392,345(4)           20.0%
Andrew A. Johns                           790,865               6.6%
Jeffrey P. Anderson                        20,000               0.2%
David Dewar (5)                            60,000               0.5%
Michael D. Ferry                           80,000               0.7%
Theo F. Lamb (6)                        2,225,205              18.6%
Robert B. Liverant                        100,000               0.8%
Stephen A McConnell                        50,000               0.4%
All directors and executive officers
  as a group (8 persons)(7)             5,668,415              47.3%
Mark A. Scharmann                         752,468               6.3%
Rudy R. Miller (8)                        664,500               5.5%


(1) Mailing Address of each beneficial owner is c/o Capital Title Group, Inc., 14555 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254.

(2) Does not include options to purchase shares of the Company's Common Stock pursuant to the 1996 Stock Option Plan or the Non-Employee Directors Stock Option Plan, none of which are currently vested.

(3)  Shares beneficially held in The Head Revocable Trust Dated April 1, 1975.

(4) Includes 301,895 and 300,245 shares of Common Stock which Mr. Head has options to purchase from The William and Dorothy Eichbaum Trust dated November 19, 1986 and from John N. Redfield, Jr. and Linda N. Redfield, respectively, at any time prior to May 23, 1999, for $.52 per share.

(5) Includes 25,000 and 25,000 shares of Common Stock which Mr. Dewar has options to purchase from Mr. Head and Mr. Lamb, respectively, at any time prior to June 30, 1998.

(6)  Shares beneficially held in The Lamb Trust dated October 11, 1993.

(7)  Includes options to purchase Common Stock as described in footnotes (4) and
     (5) above.

(8) Includes 510,000 shares of Common Stock which are held by Miller Capital Corporation, of which Mr. Miller is the controlling stockholder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 1996, the Company assumed a 10% promissory note from PWCC, Inc. to Bank One Arizona, NA in the amount of $150,000. At December 31, 1997, the balance of the note was $101,115. The terms of the note require the Company to make sixty equal monthly installment payments to Bank One Arizona, NA in the amount of $3,187.05. In consideration of such assumption, PWCC, Inc. contributed $150,000 to the Company. PWCC, Inc. is a corporation wholly owned equally by Mr. Head and Mr. Lamb. The note was repaid in full by the Company in March 1998.

         During fiscal years 1997 and 1996, Capital Title Agency paid $41,260 and $43,319, respectively, to Dale A. Head for legal services rendered to Capital Title Agency. Dale A. Head is Donald R. Head's brother. In September, 1996, the Company granted an option to Dale A. Head to acquire 20,000 shares of Common Stock of the Company at an exercise price of $1.00 per share. The options granted to Mr. Head will be subject to the same vesting schedule applicable to options granted under the 1996 Employee Stock Option Plan and are non-qualified stock options.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and greater than ten-percent beneficial owners were complied with during the fiscal year ending December 31, 1997.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         The principal independent public accounting firm utilized by the Company during the fiscal year ended October 31, 1996 was Semple & Cooper PLC ("Semple"). Semple's report on the Company's financial statements for fiscal year 1996 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, auditing scope or accounting principles. In connection with the audit of the Company's financial statements for the year ended October 31, 1996, the Company had no disagreements with Semple on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which if not resolved to the satisfaction of Semple, would have caused it to make reference to the matter in its report.

         On March 31, 1997, the Company filed a Form 8-K reporting the decision of Semple to resign as the Company's principal accountants. The Company appointed Ernst & Young, LLP ("E&Y") as the Company's principal independent public accounting firm. E&Y was the accounting firm utilized by the Company during the fiscal year ended December 31, 1997. A representative of E&Y will attend the Annual Meeting for the purpose of responding to questions or making statements.

         In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 1997, the Company had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which if not resolved to the satisfaction of E&Y, would have caused it to make reference to the matter in its report. E&Y's report on the Company's financial statements for the fiscal year ended December 31, 1997 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

                               PROPOSAL NUMBER ONE:
                              ELECTION OF DIRECTORS

         The Board of Directors currently consists of eight members and is divided into three classes, with the terms of three directors ("Class 1 Directors") expiring at the Annual Meeting, the terms of two directors ("Class 2 Directors") expiring at the 1999 annual meeting of stockholders and the terms of the remaining three directors ("Class 3 Directors") expiring at the 2000 annual meeting of stockholders. Starting with the Annual Meeting, each class of directors up for election each year will be elected for a three-year term. Accordingly, the terms of one class of directors, or approximately one-third of the Company's directors, will expire each year thereafter.

         Donald R. Head, Theo F. Lamb and Michael D. Ferry have been nominated for election as Class 1 Directors. If elected, their terms will expire at the 2001 annual meeting of stockholders. Biographical information regarding each of these nominees is set forth elsewhere in this Information Statement.

         The election of the director nominees will require the affirmative vote of a plurality of the votes cast by the stockholders present at the meeting and entitled to vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE FOREGOING NOMINEES.

         Certain directors and executive officers of the Company, together with certain other stockholders, who collectively have voting power over a majority in interest of the Common Stock, presently intend to vote FOR election of Messrs. Head, Lamb and Ferry to the Board of Directors. Accordingly, it is expected that such nominees will be elected, although none of the above mentioned stockholders is obligated to vote in favor of any particular nominee.

                              PROPOSAL NUMBER TWO:
                    RATIFICATION OF SELECTION OFSELECTION OF
                             INDEPENDENT ACCOUNTANTS

         The Company has appointed Ernst & Young LLP ("E&Y") as its independent auditors and principal accountants for the fiscal year ending December 31, 1998. E&Y served as the Company's independent auditors and principal accountants for the fiscal year ending December 31, 1997. Semple & Cooper, PLC ("Semple"), the Company's independent auditors and principal accountants for fiscal year 1996, resigned effective as of March 31, 1997, and the Company has authorized Semple to respond to inquiries from E&Y.

         The affirmative vote of a majority of the shares of Common Stock present or represented by valid proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y as the Company's independent auditors and principal accountants for the fiscal year ending December 31, 1998. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF E&Y AS INDEPENDENT AUDITORS.

         Certain directors and executive officers of the Company, together with certain other stockholders, who collectively have voting power over a majority in interest of the Common Stock, presently intend to vote FOR ratification of E&Y as independent auditors. Accordingly, it is expected that such proposal will be approved, although none of the above mentioned stockholders is obligated to vote in favor of any proposal.

                             PROPOSAL NUMBER THREE:
                       AMENDMENT OF 1996 STOCK OPTION PLAN

         The Company's 1996 Stock Option Plan (the "1996 Plan") currently authorizes the Board to grant options to employees of the Company to purchase up to an aggregate of 1,300,000 shares of Common Stock. The Board of Directors has determined that the 1996 Plan should be amended to increase the number of shares of Common Stock issuable pursuant to the 1996 Plan to 2,400,000 shares. The purpose of increasing the number of shares available for issuance under the 1996 Plan is to ensure that the Company will continue to be able to grant stock options as incentives to those individuals upon whose efforts the Company relies for the continued success, development and growth of its business.

         Accordingly, the Board of Directors proposes to amend Section 3 of the 1996 Plan in its entirety to read as follows:

          "COMMON STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is Two Million Four Hundred Thousand (2,400,000) Shares of Common Stock. The Shares may be authorized, but unissued, or previously issued Shares acquired or to be acquired by the Company and held in treasury.

          If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares covered by such Option shall, unless the Plan shall have been terminated, be available for future grants of Options."

         This amendment to the 1996 Plan has been approved by the Board of Directors and will be voted upon at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present or represented by valid proxy and entitled to vote at the Annual Meeting will be required to approve this amendment to the 1996 Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THIS AMENDMENT TO THE 1996 PLAN.

         Certain directors and executive officers of the Company, together with certain other stockholders, who collectively have voting power over a majority in interest of the Common Stock, presently intend to vote FOR approval of this amendment to the 1996 Plan at the Annual Meeting. Accordingly, it is expected that such proposal will be approved, although none of the above mentioned stockholders is obligated to vote in favor of any proposal.

                              PROPOSAL NUMBER FOUR:
              AMENDMENT OF NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

         The Company's Non-Employee Directors Stock Option Plan (the "Directors Plan") currently authorizes the Board to grant options to non-employee directors of the Company to purchase up to an aggregate of 200,000 shares of Common Stock. The Board of Directors has determined that the Directors Plan should be amended to increase the number of shares of Common Stock issuable pursuant to the

Directors Plan to 370,000 shares. The purpose of increasing the number of shares available for issuance under the Directors Plan is to ensure that the Company will continue to be able to grant stock options as incentives to attract and retain those individuals whose service as non-employee members of the Board of Directors will contribute to the continued success, development and growth of the Company's business.

         Accordingly, the Board of Directors proposes to amend Section 3 of the Directors Plan in its entirety to read as follows:

          "COMMON STOCK SUBJECT TO THE PLAN. Subject to increases and adjustments pursuant to Section 9 of the Plan, the number of shares reserved and available for distribution under the Plan shall be Three Hundred Seventy Thousand (370,000). If an Option shall expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares covered by the Option shall, unless the Plan shall have been terminated, be available for future grants of Options."

         This amendment to the Directors Plan has been approved by the Board of Directors and will be voted upon at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present or represented by valid proxy and entitled to vote at the Annual Meeting will be required to approve this amendment to the Directors Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THIS AMENDMENT TO THE DIRECTORS PLAN.

         Certain directors and executive officers of the Company, together with certain other stockholders, who collectively have voting power over a majority in interest of the Common Stock, presently intend to vote FOR approval of this amendment to the Directors Plan at the Annual Meeting. Accordingly, it is expected that such proposal will be approved, although none of the above mentioned stockholders is obligated to vote in favor of any proposal.

                              STOCKHOLDER PROPOSALS

         Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company no later than December 10, 1998, to be evaluated by the Board for inclusion in the information or proxy statement for that meeting.

                                  OTHER MATTERS

         The Annual Meeting is being held for the purposes set forth in the Notice that accompanies this Information Statement. The Board of Directors is not presently aware of any business to be transacted at the Annual Meeting other than as set forth in such Notice.

                        1997 ANNUAL REPORT ON FORM 10-KSB

         The Company files annual reports on Form 10-KSB with the SEC. A copy of the annual report for the fiscal year ended December 31, 1997 may be obtained, free of charge, upon written request by any stockholder to Capital Title Group, Inc., 14555 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254,
Attention: Stockholder Relations.

                                    By Order Of The Board Of Directors

                                    Donald R. Head
                                    Chairman Of The Board

April 17, 1998